Exhibit (a)(1)(j)

MEMORANDUM TO CEC EMPLOYEES

To:	CEC Employees Holding Stock Options

From:	CEC Legal Department

Date:	June 7, 2007

RE:	TENDER OFFER - Process for Exercising Stock Options

We are pleased to announce that CEC Entertainment, Inc.’s (“CEC’s”) Tender Offer to Amend Eligible Options is officially launching today, June 7, 2007 and will remain open until July 5, 2007 at 12:00 midnight Eastern time (unless we extend or terminate it).

The Tender Offer will provide you with the opportunity to avoid the potentially adverse tax consequences under Section 409A of the Internal Revenue Code you may otherwise incur with respect to your options subject to Section 409A. The specifics of the program are described in the enclosed Offer to Amend Eligible Options and the exhibits thereto.

KEY DOCUMENTS AND MATERIALS ENCLOSED:

•	Offer to Amend Certain Options

•	Frequently Asked Questions

•	Election Form

•	Withdrawal Form

•	Amendment to Stock Option Agreement

•	Addendum

Participation in the Tender Offer is voluntary, and is intended to enable you to eliminate or reduce the potentially adverse personal tax consequences you may otherwise incur with respect to your Eligible Options under Section 409A and similar state tax laws.

IT IS EXTREMELY IMPORTANT THAT YOU READ THE OFFER TO AMEND ELIGIBLE OPTIONS AND THE EXHIBITS THERETO VERY CAREFULLY.

If you have any questions regarding the Tender Offer or required documentation please contact Tommy Oliver at toliver@cecentertainment.com or (972) 258-5499 or Jay Young at jyoung@cecentertainment.com or (972) 258-5516.